Exhibit 2.2

Description of rights of securities

registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

The Class A ordinary shares, par value US$0.519008 per share (“Class A ordinary shares”) of Baijiayun Group Ltd (“we,” “us,” “our company” or “our”) are listed on the Nasdaq Global Market and the Class A ordinary shares are registered under Section 12(b) of the Securities Exchange Act of 1934. This exhibit contains a description of the rights of the holders of Class A ordinary shares.

Description of Class A Ordinary Shares

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

The following is a summary of material provisions of our currently effective third amended and restated memorandum of association and second amended and restated articles of association (the “memorandum and articles of association”) as well as the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Class A ordinary shares. As it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire memorandum and articles of association, which has been filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to our annual report on Form 20-F.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each ordinary share has a par value of US$0.519008 per share. The respective number of our ordinary shares that have been issued as of the end of the fiscal year is provided on the cover of the Form 20-F filed with the SEC. Our ordinary shares may be held in either certificated or uncertificated form. Certificates representing the ordinary shares are issued in registered form. We may not issue shares to bearer. Our shareholders may freely hold and transfer their ordinary shares subject to our memorandum and articles of association.

We have a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall entitle the holder thereof to 15 votes on all matters subject to the vote at general meetings of our company. Due to the super voting power of Class B ordinary share holder, the voting power of the Class A ordinary shares may be materially limited. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Preemptive Rights (Item 9.A.3 of Form 20-F)

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our memorandum and articles of association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual-class voting structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to the vote at general meetings of our company, and each Class B ordinary share shall entitle the holder thereof to 15 votes on all matters subject to the vote at general meetings of our company. Due to the super voting power of Class B ordinary share holder, the voting power of the Class A ordinary shares may be materially limited. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

Protection of Minority Shareholders

The Grand Court of the Cayman Islands may, on the application of shareholders holding not less than one-fifth of our shares in issue, appoint an inspector to examine our affairs and report thereon in a manner as the Grand Court shall direct.

Any shareholder may petition the Grand Court of the Cayman Islands, which may make a winding-up order if the court is of the opinion that it is just and equitable that we should be wound up. Where our shareholders have presented any such petition, the Grand Court is permitted to make alternative order to a winding-up order, including orders regulating the conduct of our affairs in the future, requiring us to refrain from doing an act complained of by the petitioner or for the purchase of our shares by us or another shareholder.

Claims against us by our shareholders must, as a general rule, be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by our memorandum and articles of association.

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against, or derivative actions in our name to challenge:

●	an act which is ultra vires or illegal;

●	an act which constitutes a fraud against the minority shareholder and the wrongdoers are themselves in control of us; and,

●	an irregularity in passing a resolution that requires a qualified (or special) majority.

Transfer of Shares

Subject to any applicable restrictions set forth in our memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any form prescribed by the Nasdaq Global Market or in any other form which our directors may approve. You should note that, under Cayman Islands law, a person whose name is entered on the register of members will be deemed to be a member or shareholder of our company. We have designated American Stock Transfer and Trust Company as our share registrar.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates, and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of that person so to do);

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is duly and properly stamped (in circumstances where stamping is required); and

●	a fee of such maximum sum as the Nasdaq Global Market may at any time be determined to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall send to each of the transferors and the transferee notice of such refusal within two months after the date on which the instrument of transfer was lodged.

The registration of transfers may, on notice being given by advertisement in such one or more newspapers or by any other means in accordance with any requirements of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

Share Repurchase

We are empowered by the Companies Act and our memorandum and articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Act, our memorandum and articles of association, and to any applicable requirements imposed from time to time by the SEC, the Nasdaq Global Market, or by any recognized stock exchange on which our securities are listed.

Dividends

Subject to the Companies Act, we may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits that our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Act.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid upon a share in advance of calls shall be treated for this purpose as paid up on that share; and, (2) all dividends shall be apportioned and paid pro-rata according to the amounts paid upon the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay any dividend that is payable on any shares semi-annually or on any other dates, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or other money payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that: (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment, or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. We may also, on the recommendation of our directors, resolve in respect of any particular dividend that, notwithstanding the foregoing, it may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right of shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend, interest, or other sum payable in cash to any shareholder may be paid by check or warrant sent by mail addressed to the shareholder at his registered address or addressed to such person and at such addresses as the shareholder may direct. Every check or warrant shall, unless the shareholder or joint shareholders otherwise direct, be made payable to the order of the shareholder or, in the case of joint shareholders, to the order of the shareholder whose name stands first on the register in respect of such shares and shall be sent at their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed by shareholders for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed by shareholders after a period of six years from the date of declaration of such dividend may be forfeited and, if so forfeited, shall revert to us. The payment by our board of directors of any unclaimed dividend or other sums payable on or in respect of a share into a separate account shall not constitute us a trustee in respect thereof.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and, in particular, paid-up shares, debentures, or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises regarding such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of a person entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Untraceable Shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

●	all checks or warrants in respect of dividends of such shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the advertisement and during the three months referred to in the third bullet point below;

●	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and,

●	we have caused an advertisement to be published in newspapers in the manner stipulated by our memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such advertisement, and the Nasdaq Global Market has been notified of such intention.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds, we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Issuance of Additional Ordinary Shares or Preference Shares

Subject to the Companies Act and the rules of the Nasdaq Global Market and without prejudice to any special rights or restrictions for the time being attached to any shares or any class of shares, our board of directors may issue additional ordinary shares from time to time as our board of directors determines, to the extent of available authorized but unissued shares and establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms, and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, conversion rights, voting rights; and,

●	the rights and terms of redemption and liquidation preferences.

Subject to the foregoing, our board of directors may issue a series of preference shares without action by our shareholders to the extent authorized but unissued. Accordingly, the issuance of preference shares may adversely affect the rights of the holders of the ordinary shares. In addition, the issuance of preference shares may be used as an anti-takeover device without further action on the part of the shareholders. Issuance of preference shares may dilute the voting power of holders of ordinary shares.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

Except with respect to share capital, alterations to our memorandum and articles of association may only be made by special resolution of no less than two-thirds of votes cast at a meeting of the shareholders.

Subject to the Companies Act, all or any of the special rights attached to shares of any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified, or abrogated with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class.

The provisions of our memorandum and articles of association relating to general meetings shall apply similarly to every such separate general meeting, but the quorum for the purposes of any such separate general meeting or at its adjourned meeting shall be a person or persons together holding (or represented by proxy) not less than one third in nominal value of the issued shares of that class. Every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Limitations on the Rights to Own Class A Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions in our memorandum and articles of association that require our company to disclose shareholder ownership above any particularly ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is modeled after similar laws in the United Kingdom but does not follow recent changes in United Kingdom laws. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States, such as in the State of Delaware.

Duties of Directors

Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

●	a duty to act in good faith in the best interests of the company;

●	a duty not to personally profit from opportunities that arise from the office of the director;

●	a duty to avoid conflicts of interest; and,

●	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Act contains provisions that impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

In comparison, under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, of all material information reasonably available to them prior to making a business decision. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the shareholders.

Under Delaware law, a party challenging the propriety of a board of directors’ decision bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” If the presumption is not rebutted, the business judgment rule protects the directors and their decisions, and their business judgments will not be second-guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

There are no provisions under the Companies Act requiring a director interested in a transaction entered into by a Cayman Islands company to disclose his interest. However, under our memorandum and articles of association, our directors are required to do so, and in the event that they do not do so, it may render such directors liable to such company for any profit realized pursuant to such transaction.

In comparison, under Delaware law, such a transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the shareholders, or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such a director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Cayman Islands law, shareholders’ voting rights are regulated by the company’s articles of association and, in certain circumstances, the Companies Act. The articles of association will govern matters such as quorum for the transaction of business, rights of shares, and majority votes required to approve any action or resolution at a meeting of the shareholders or board of directors. Under Cayman Islands law, certain matters must be approved by a special resolution which is defined as two-thirds of the votes cast by shareholders present at a meeting and entitled to vote or such higher majority as is specified in the articles of association; otherwise, unless the articles of association otherwise provide, the majority is usually a simple majority of votes cast.

In comparison, under Delaware law, unless otherwise provided in the corporation’s certificate of incorporation, each shareholder is entitled to one vote for each share of stock held by the shareholder. Unless otherwise provided in the corporation’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of shareholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting and entitled to vote is required for shareholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless a court in the Cayman Islands waives this requirement.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to a merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of appraisal rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by (i) in the case of a members’ scheme of arrangement, seventy-five per cent in value of the members or class of members, as the case may be, with whom the arrangement is to be made or (ii) in the case of a creditors scheme of arrangement, a majority in number of each class of creditors with whom the arrangement is to be made, and who must in addition represent seventy-five per cent in value of each such class of creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, or collusion.

Cayman Islands laws do not require that shareholders approve sales of all or substantially all of a company’s assets as is commonly adopted by U.S. corporations.

If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissent shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Class actions and derivative actions are generally available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste, and actions not taken according to applicable law. In such actions, the court generally has the discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Corporate Governance

Cayman Islands laws do not restrict transactions with directors, requiring only those directors to exercise a duty of care and owe a fiduciary duty to the companies for which they serve. Under our memorandum and articles of association, subject to any separate requirement for audit committee approval under the applicable rules of the Nasdaq Stock Market, Inc. or unless disqualified by the chairman of the relevant board meeting, so long as a director discloses the nature of his interest in any contract or arrangement which he is interested in, such a director may vote in respect of any contract or proposed contract or arrangement in which such director is interested and may be counted in the quorum at such meeting.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud or dishonesty. Our memorandum and articles of association provide that each officer or director of our Company shall be indemnified out of our assets and profits against all actions, costs, charges, losses, damages and expenses incurred or sustained by such director or officer, by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts, other than by reason of such person’s own dishonesty or fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

We are managed by our board of directors. Our memorandum and articles of association provide that the number of our directors shall not be less than two unless otherwise determined by our shareholders in the general meeting. And subject to the forgoing, our board of directors shall have the power to determine the maximum number of directors. Currently, we have set our board of directors to have five directors. Any director on our board may be removed by way of an ordinary resolution of shareholders.

Subject to our memorandum and articles of association and the Companies Act, we may by ordinary resolution elect any person to be a director either to fill a casual vacancy or as an addition to the existing Board. Our board of directors shall have the power from time to time and at any time to appoint any person as a Director to fill a casual vacancy on the Board or as an addition to the existing board. Any director so appointed by the board shall hold office only until the next following annual general meeting of ours and shall then be eligible for re-election . An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board.

Our directors are not required to hold any of our shares to be qualified to serve on our board of directors.

Meetings of our board of directors may be convened at any time deemed necessary by any of our directors. Advance notice of a meeting is not required if each director is entitled to attend consents to the holding of such meeting.

A meeting of our board of directors at which a quorum is present shall be competent to make lawful and binding decisions. At any meeting of our directors, each director is entitled to one vote.

Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the members of our board of directors present or represented at the meeting. In the case of a tie vote, the chairman of the meeting shall have a second or deciding vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

Inspection of Corporate Records

Shareholders of a Cayman Islands company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records of the company. However, these rights may be provided in the articles of association.

In comparison, under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of the list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholder Proposals

The Companies Act does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the articles of association.

Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.

Approval of Corporate Matters by Written Consent

The Companies Act allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association.

In comparison, Delaware law permits shareholders to act by written consent signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

Calling of Special Shareholders Meetings

The Companies Act does not have provisions governing the proceedings of shareholders’ meetings that are usually provided in the articles of association.

In comparison, Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

Staggered Board of Directors

The Companies Act does not contain statutory provisions that require staggered board arrangements for a Cayman Islands company. Such provisions, however, may validly be provided for in the articles of association.

In comparison, Delaware law permits corporations to have a staggered board of directors.

Anti-takeover Provisions

Neither Cayman Islands nor Delaware law prevents companies from adopting a wide range of defensive measures, such as staggered boards, blank check preferred, and removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings, act by written consent and submit shareholder proposals.

Changes in Capital (Item 10.B.10 of Form 20-F)

Alteration of Capital

We may, from time to time, by ordinary resolution:

●	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so canceled subject to the provisions of the Companies Act;

●	sub-divide our shares or any of them into shares of smaller amount than is fixed by our memorandum and articles of association, subject nevertheless to the Companies Act, and so that the resolution whereby any share is subdivided may determine that, as between the holders of the share resulting from such subdivision, one or more of the shares may have any such preference or other special rights, or may have such deferred rights or be subject to any such restrictions as compared with, the others as we have the power to attach to unissued or new shares; and,

●	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively as preferential, deferred, qualified, or special rights, privileges, conditions, or such restrictions which, in the absence of any such determination in a general meeting, may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Act, reduce our share capital or any capital redemption reserve or other undistributable reserve in any manner authorized by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.